Exhibit 99.1

FOR IMMEDIATE RELEASE

Equifax names Heather H. Wilson as new independent director

ATLANTA – Feb. 22, 2019 – Equifax Inc. (NYSE: EFX) today announced that Heather H. Wilson, chief data scientist of L Brands, Inc. (NYSE:LB), has been appointed to its board of directors. She will also serve on the board’s Technology Committee. The Equifax Board now consists of ten directors, including nine independent directors.

“We are excited to have Heather’s expertise and broad experience in data and analytics available to our board and to our business leaders,” said Mark W. Begor, CEO of Equifax. “Her deep knowledge of data science and its impact on business transformation across several industries will surely benefit our company and our customers for many years.”

“Heather is an accomplished business leader who brings a tremendously rich background to our board as a pioneer in data with over a decade of executive experience in data, analytics and artificial intelligence and is recognized as a world-class big data expert,” said Mark L. Feidler, non-executive chairman of Equifax. “We appreciate her strong experiences in technology and driving innovation and we are confident that she will add great value to our board of directors and that Equifax will gain from her insights.”

From 2007 to 2010, Wilson was global head of innovation and advanced technology at Kaiser Permanente with responsibility for overseeing the strategies and implementation of leading edge data-driven analytical programs. From 2010 to 2012, Wilson was chief data officer of Citigroup and Global Head of Decision Sciences responsible for spearheading new analytical capabilities companywide. From 2012 to 2016, Wilson was chief data officer at American International Group, Inc. (AIG), with responsibility of the firm’s data program and next generation data infrastructure. Wilson has served as chief data scientist of L Brands, an American fashion retailer where she has led several transformational initiatives over the last three years.

Additionally, Wilson has been a steady supporter of diversity. She launched the Kaiser Permanente Women in Technology group, focused on mentorship and retention for women in math, technology and science. She was also an executive member of Citi4Women at Citigroup leading predictive analytics around retention, and at AIG she launched Global Women in Technology and served as executive sponsor of Girls Who Code.

Wilson holds a bachelor’s of business administration with a concentration in International Business from Shenandoah University and also attended Nanzan University in Japan as a Rotary Scholar and the International University in Moscow, Russia.

ABOUT EQUIFAX INC.

Equifax is a global information solutions company that uses unique data, innovative analytics, technology and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions. Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs approximately 11,000 employees worldwide. For more information, visit Equifax.com and follow the company’s news on Twitter and LinkedIn.

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